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                                 EXHIBIT 99.1

News Release
For Immediate Release


                               Investor Contact:  Richard J. Bakos
                                                  Maxwell Shoe Company Inc.
                                                  Chief Financial Officer
                                                  (617) 333-4007

                                  Media Contact:  Michael McMullan
                                                  Morgen-Walke Associates
                                                  (212) 850-5600


                 MAXWELL SHOE COMPANY INC. ANNOUNCES CLOSING OF
                             COMMON STOCK OFFERING


     Hyde Park, MA, April 27, 1998 -- Maxwell Shoe Company Inc., (Nasdaq: MAXS), today announced the closing of a public offering of an aggregate of 6,145,792 shares of Class A Common Stock at $17.50 per share.

     Of the shares sold, 5,044,167 Class A shares were sold by members of the Blum family and a trust for their benefit upon conversion of a like number of Class B shares and exercise of stock options, and 300,000 Class A shares were sold by Mark J. Cocozza pursuant to the exercise of stock options. The Company did not receive any proceeds from the sale of shares by the selling stockholders. In addition, the Company sold 801,625 shares of Class A Common Stock pursuant to the full exercise of an over-allotment option granted by the Company to the underwriters. The offering was made through an underwriting group managed by Lehman Brothers Inc., Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated, and Tucker Anthony Incorporated.

     The Company also announced the completion of the management changes described in the Company's April 21, 1998 Prospectus, including the election of Mark J. Cocozza to the positions of Chairman of the Board and Chief Executive Officer in addition to his previous position of President of the Company.


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MAXWELL SHOE COMPANY INC. ANNOUNCES
CLOSING OF COMMON STOCK OFFERING

     Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company's brands include Mootsies Tootsies, Jones New York, and Sam & Libby.

     Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic factors or the imposition of trade or duty restrictions. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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